EXHIBIT 99.1

RPX Corporation Purchases Rockstar Patents

SAN FRANCISCO - December 23, 2014 - RPX Corporation (NASDAQ: RPXC) today announced that its subsidiary, RPX Clearinghouse LLC, executed an agreement to purchase the patent assets controlled by Rockstar Consortium LLC. Rockstar is the entity formed in 2011 by Apple, Blackberry, Ericsson, Microsoft, and Sony to purchase approximately 6,000 patent assets from the Nortel bankruptcy estate. Approximately 2,000 of these patent assets were previously distributed to various Rockstar owners and are not part of this transaction. RPX Clearinghouse will receive license payments from a syndicate of over 30 companies, including Cisco and Google. Upon closing, which is subject to regulatory approval and other customary conditions, syndicate participants will receive non-exclusive licenses to the Rockstar patents, and RPX Clearinghouse will make the patents available for license to all other interested companies under fair, reasonable, and non-discriminatory (FRAND) terms.

“We are pleased to act as a clearinghouse and underwrite an agreement between the owners of Rockstar and our syndicate of licensees,” said John A. Amster, Chief Executive and Co-founder of RPX. “Leading technology companies from multiple industries came together to shape this transaction. We commend everyone involved for their leadership and commitment to clearing the risk of the Rockstar portfolio by negotiating a reasonable purchase price in one efficient transaction.”

The RPX Clearinghouse syndicate includes a broad range of software and media providers, semi-conductor manufacturers, wireless carriers and wireline network operators, Multiple System Operators (MSOs), and Original Equipment Manufacturers (OEMs).

“With RPX acting as a clearinghouse and deal manager, a global consortium of unprecedented scale came together willingly and reached a fair value for licensing patent rights in a negotiated business transaction instead of a courtroom. This is an approach and transaction that is constructive for the entire industry,” said Mark Chandler, General Counsel of Cisco.

“Today’s announcement is good news for our industry as it demonstrates our patent system working to promote innovation,” said Erich Andersen, Vice President and Deputy General Counsel of Microsoft. “We joined Rockstar to ensure that both Microsoft and our industry would have broad access to the Nortel patent portfolio and we’re pleased to have accomplished that goal through this sale and our valuable license to the patents being sold.”

“This is the largest syndicate of its kind, and it proves once again that our clearinghouse approach can transform the patent licensing process from one dominated by prolonged litigation to one that is transparent, scalable, and provides a rational outcome for licensors and licensees alike,” said Amster.

RPX received a transaction fee for its work, a portion of which has already been included in 2014 guidance and the remainder of which will be recognized upon closing. In addition, RPX expects to contribute approximately $35 million to the transaction in exchange for ownership of the patents. RPX will recoup a majority of the investment from licensees already under contract. More details about the benefits to RPX and about financial implications will be provided when RPX reports year-end earnings in February.

ABOUT RPX

RPX Corporation is the leading provider of patent risk solutions, offering defensive buying, acquisition syndication, patent intelligence, insurance services and advisory services. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.
As of September 30, 2014, RPX had invested over $890 million to acquire more than 4,900 US and international patent assets and rights on behalf of the 195 members of its client network in seven key sectors: consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

This press release contains forward-looking statements, including statements regarding our business strategy, our plans and objectives for future operations, statements by third parties regarding their expectations for the effects of the transaction described herein, whether general or specific, and statements relating to the consummation of that transaction. These forward-looking statements are subject to risks and uncertainties that could cause our actual results and other events to differ materially from those reflected in the forward-looking statements, including the risk that the transaction described herein will not be consummated. Other factors that could cause or contribute to such differences are described in the “Risk Factors” section of our most recent report on Form 10-Q filed with the SEC. In light of these risks and uncertainties, the forward-looking statements contained in this presentation may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Statements herein attributed to a third party represent only the opinion of such party. We do not intend, and undertake no duty, to update any forward-looking statements to reflect future events or circumstances.

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Media Contact:
Allan Whitescarver
RPX Corporation
+1.415.290.1816
media@rpxcorp.com

Investor Relations Contact:
JoAnn Horne
Market Street Partners
+1.415.445.3233
ir@rpxcorp.com